EXHIBIT 99.1

Zoetis Announces First Quarter 2024 Results

•Reports Revenue of $2.2 Billion, Growing 10%, and Net Income of $599 Million, or $1.31 per Diluted Share, Increasing 9% and 10%, Respectively, on a Reported Basis for First Quarter 2024
•Delivers 12% Operational Growth in Revenue and 15% Operational Growth in Adjusted Net Income for First Quarter 2024
•Reports Adjusted Net Income of $634 Million, or Adjusted Diluted EPS of $1.38, for First Quarter 2024
•Updates Full Year 2024 Revenue Guidance to $9.050 - $9.200 Billion, with Diluted EPS of $5.34 to $5.44 on a Reported Basis, or $5.71 to $5.81 on an Adjusted Basis
•Increases Full Year 2024 Operational Revenue Growth to 8.5% to 10.5% and Full-Year Operational Growth in Adjusted Net Income to 13% to 15%

PARSIPPANY, N.J. – May 2, 2024 – Zoetis Inc. (NYSE:ZTS) today reported its financial results for the first quarter of 2024 and updated its guidance for full year 2024.

The company reported revenue of $2.2 billion for the first quarter of 2024, an increase of 10% compared with the first quarter of 2023. On an operational1 basis, revenue for the first quarter of 2024 increased 12% compared with the first quarter of 2023. Net income for the first quarter of 2024 was $599 million, or $1.31 per diluted share, an increase of 9% and 10%, respectively, on a reported basis.

Adjusted net income2 for the first quarter of 2024 was $634 million, or $1.38 per diluted share, an increase of 4% and 5%, respectively, on a reported basis, and an increase of 15% and 17%, respectively, on an operational basis. Adjusted net income for the first quarter of 2024 excludes the net impact of $35 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

EXECUTIVE COMMENTARY
“I am incredibly proud of our outstanding first quarter, once again proving our ability to grow revenue faster than the market. It is a testament to the strength of our diverse portfolio and our dedicated colleagues," said Kristin Peck, Chief Executive Officer of Zoetis. “We achieved 16% revenue growth in the U.S. and 8% operational revenue growth internationally, and our companion animal portfolio grew an impressive 20% operationally, fueled by our innovative franchises in pet parasiticides, osteoarthritis
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pain and dermatology. Our scientific breakthroughs have firmly established us as trusted and preferred partners to our customers, and we will continue to invest in the talent, pipeline and capabilities that will support future growth."

“As the leader in animal health, we understand our customers' needs. Our innovation continues to be our differentiator, and we'll continue to lead the way by investing in areas of unmet need to advance care for animals. The strength of the human-animal bond and the growing demand for a secure and sustainable food supply reinforce the essential nature of the animal health industry and our innovative portfolio. We will continue to deliver strong growth in 2024, while investing for the future."

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for companion animals and livestock, tailored to local trends and customer needs. In the first quarter of 2024:
•Revenue in the U.S. segment was $1.2 billion, an increase of 16% compared with the first quarter of 2023. Sales of companion animal products increased 25%, due to growth in key franchises including Simparica Trio®, the company's flea, tick and heartworm combination product, the company's key dermatology portfolio, including Apoquel® and Cytopoint®, and the company's osteoarthritis (OA) pain products, Librela® for dogs and Solensia® for cats. Growth in the quarter was also due in part to a favorable comparative period in the prior year that was negatively impacted by distributor de-stocking and timing of promotional activity. Sales of livestock products declined 7% in the quarter. Sales of cattle products declined due to a difficult comparable period versus the same quarter last year.

•Revenue in the International segment was $1.0 billion, reflecting a 3% increase on a reported basis and an increase of 8% operationally compared with the first quarter of 2023. Sales of companion animal products grew 10% on a reported basis and 14% operationally. Growth in the quarter was driven by the company’s OA pain products, Librela for dogs and Solensia for cats, as well as its key dermatology products, Apoquel and Cytopoint. Also contributing to growth in the quarter was Simparica Trio. Sales of livestock products declined 4% on a reported basis and grew 2% operationally. Growth of both the company's cattle and poultry products were driven largely by price increases across the broader international segment. Sales of sheep products declined due to unexpected weather conditions and supply constraints in Australia. Sales of
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swine products decreased primarily due to unfavorable market conditions in China and generic competition.

INVESTMENTS IN GROWTH
Zoetis continues to advance innovation and care for animals across the globe. Since its last quarterly earnings announcement, the company gained approval in Brazil for Valcor™ (doramectin and levamisole injection), a prescription endectocide for the treatment and control of internal and external parasites in cattle. Protivity®, the first modified-live bacterial vaccine to offer protection against Mycoplasma bovis in healthy cattle, was approved in the U.K. In the U.S., Bonqat®3 (pregabalin oral solution) is now available to treat the alleviation of acute anxiety and fear associated with transportation and veterinary visits in cats, helping them have a fear-free visit.

Zoetis also continues to grow key product franchises through additional claim extensions in major markets. Synovex Choice® was approved for an additional claim in the U.S., to increase rate of weight gain in growing beef steers and heifers in the dry lot production phase. Also approved in the U.S., is a new implant, Synovex® Primer™, that will be available for the dry lot market later in 2024. Excenel® RTU EZ (ceftiofur hydrochloride), received approval in Japan for new claims related to the treatment of cattle foot rot and puerperal fever (metritis). In companion animal, Revolution® Plus (selamectin/sarolaner), a topical combination product that treats ticks, fleas, ear mites, lice and gastrointestinal worms and prevents heartworm disease in cats, received approval in Canada for an additional claim related to the treatment and control of lone star tick infestations, making it the only parasiticide for cats on the market to defend against four types of ticks.

Additionally, the company recently signed an agreement to purchase a manufacturing site in Melbourne, Australia, that includes a currently leased site as well as additional space for expansion. The facility will be used to develop and manufacture vaccines for sheep, cattle, dogs, cats and horses and help ensure a long-term supply of products for Australia. In the U.S., Zoetis expanded its distribution center in Lee's Summit, Mo., making it the company's largest center as well as a hub for other distribution centers in the U.S., enhancing the company's capacity to distribute its key product franchises. On April 28, 2024, Zoetis signed a deal to sell its medicated feed additive (MFA) portfolio and related assets, to focus its investments on other livestock solutions, including vaccine, biologic and genetic programs.

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FINANCIAL GUIDANCE
Zoetis is updating its full year reported 2024 guidance for foreign exchange, with an increase to operational growth due to inflation-related price increases in Argentina and the underlying strength in companion animal.
•Revenue between $9.050 billion to $9.200 billion (operational growth of 8.5% to 10.5%)
•Reported net income between $2.450 billion to $2.495 billion
•Adjusted net income between $2.620 billion to $2.670 billion (operational growth of 13% to 15%)
•Reported diluted EPS of $5.34 to $5.44
•Adjusted diluted EPS between $5.71 to $5.81
This guidance reflects foreign exchange rates as of late April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2024 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 2, 2024.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.5 billion in 2023 with approximately 14,100 employees. For more information, visit www.zoetis.com.
1 Operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange.
2 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.
3 Bonqat® is a trademark owned by Orion Corporation. It is manufactured by Orion Corporation and exclusively distributed in the United States by Zoetis.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects, future operating or financial
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performance, future guidance, future operating models; R&D costs; timing and likelihood of success; expectations regarding products, product approvals or products under development and expected timing of product launches; disruptions in our global supply chain; expectations regarding the performance of acquired companies and our ability to integrate new businesses; expectations regarding the financial impact of acquisitions; future use of cash, dividend payments and share repurchases; tax rates and tax regimes and any changes thereto; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations of non-GAAP financial measures and the most directly comparable GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors on the 'Investor Relations' section of our website at www.zoetis.com, as well as on LinkedIn, Facebook, X (formerly Twitter) and YouTube. We encourage investors and potential investors to consult our website regularly and to follow us on social media for company news and information.

Media Contacts:	Investor Contacts:
Jenielle Alonso	Steve Frank
1-973-945-4333 (o)	1-973-822-7141 (o)
jenielle.alonso@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

ZTS-COR
ZTS-IR
ZTS-FIN
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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended
	March 31,
	2024	2023	% Change
Revenue	$2,190	$2,000	10
Costs and expenses:
Cost of sales	643	588	9
Selling, general and administrative expenses	547	505	8
Research and development expenses	162	142	14
Amortization of intangible assets	37	37	—
Restructuring charges and certain acquisition-related costs	4	21	(81)
Interest expense, net of capitalized interest	58	63	(8)
Other (income)/deductions–net	(8)	(53)	(85)
Income before provision for taxes on income	747	697	7
Provision for taxes on income	148	146	1
Net income before allocation to noncontrolling interests	599	551	9
Less: Net loss attributable to noncontrolling interests	—	(1)	*
Net income attributable to Zoetis Inc.	$599	$552	9

Earnings per share—basic	$1.31	$1.19	10

Earnings per share—diluted	$1.31	$1.19	10

Weighted-average shares used to calculate earnings per share
Basic	458.0	463.5
Diluted	458.8	464.6

(a)    The condensed consolidated statements of income present the three months ended March 31, 2024 and 2023. Subsidiaries operating outside the United States are included for the three months ended February 29, 2024 and February 28, 2023.
* Calculation not meaningful.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended March 31, 2024
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$643	$(1)	$—	$—	$642
Gross profit	1,547	1	—	—	1,548
Selling, general and administrative expenses	547	(3)	—	—	544
Research and development expenses	162	(1)	—	—	161
Amortization of intangible assets	37	(32)	—	—	5
Restructuring charges and certain acquisition-related costs	4	—	—	(4)	—
Other (income)/deductions–net	(8)	—	—	(2)	(10)
Income before provision for taxes on income	747	37	—	6	790
Provision for taxes on income	148	8	—	—	156
Net income attributable to Zoetis	599	29	—	6	634
Earnings per common share attributable to Zoetis–diluted	1.31	0.06	—	0.01	1.38

	Three Months Ended March 31, 2023
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$588	$(4)	$—	$—	$584
Gross profit	1,412	4	—	—	1,416
Selling, general and administrative expenses	505	(7)	—	—	498
Amortization of intangible assets	37	(31)	—	—	6
Restructuring charges and certain acquisition-related costs	21	—	(1)	(20)	—
Other (income)/deductions–net	(53)	—	—	(2)	(55)
Income before provision for taxes on income	697	42	1	22	762
Provision for taxes on income	146	8	—	2	156
Net income attributable to Zoetis	552	34	1	20	607
Earnings per common share attributable to Zoetis–diluted	1.19	0.07	—	0.05	1.31
(a)    The condensed consolidated statements of income present the three months ended March 31, 2024 and 2023. Subsidiaries operating outside the United States are included for the three months ended February 29, 2024 and February 28, 2023.
(b)    Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)    Acquisition-related costs include the following:

	Three Months Ended
	March 31,
	2024	2023
Integration costs(a)	$—	$1
Total acquisition-related costs—pre-tax	—	1
Income taxes(b)	—	—
Total acquisition-related costs—net of tax	$—	$1
(a)    Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.
(b)     Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

(2)    Certain significant items include the following:

	Three Months Ended
	March 31,
	2024	2023
Other restructuring charges and cost-reduction/productivity initiatives(a)	$4	$20
Other	2	2
Total certain significant items—pre-tax	6	22
Income taxes(b)	—	2
Total certain significant items—net of tax	$6	$20
(a)    For the three months ended March 31, 2024, primarily consisted of employee termination costs related to organizational structure refinements, partially offset by a reversal of certain employee termination costs as a result of a change in strategy from our 2015 operational efficiency initiative, included in Restructuring charges and certain acquisition-related costs.
For the three months ended March 31, 2023, primarily consisted of employee termination costs related to organizational structure refinements, included in Restructuring charges and certain acquisition-related costs.
(b)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2024	2023	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$642	$584	10%	4%	6%
as a percent of revenue	29.3%	29.2%	NA	NA	NA
Adjusted SG&A expenses	544	498	9%	(1)%	10%
Adjusted R&D expenses	161	142	13%	—%	13%
Adjusted net income attributable to Zoetis	634	607	4%	(11)%	15%

(a)    Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.
(b)    Operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange.

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ZOETIS INC.
2024 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2024
Revenue	$9,050 to $9,200
Operational growth(a)	8.5% to 10.5%
Adjusted cost of sales as a percentage of revenue(b)	Approximately 29.8%
Adjusted SG&A expenses(b)	$2,170 to $2,220
Adjusted R&D expenses(b)	$665 to $675
Adjusted interest expense and other (income)/deductions-net(b)	Approximately $200
Effective tax rate on adjusted income(b)	20.0% to 21.0%
Adjusted diluted EPS(b)	$5.71 to $5.81
Adjusted net income(b)	$2,620 to $2,670
Operational growth(a)(c)	13% to 15%
Certain significant items and acquisition-related costs(d)	$60 - $65

The guidance reflects foreign exchange rates as of late April 2024.
Reconciliations of 2024 reported guidance to 2024 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(d)	Purchase accounting	Adjusted(c)
Cost of sales as a percentage of revenue	~ 29.9%		~ (0.1%)	~ 29.8%
SG&A expenses	$2,181 to $2,231		~ $(11)	$2,170 to $2,220
R&D expenses	$667 to $677		~ $(2)	$665 to $675
Interest expense and other (income)/deductions-net	~ $210	~ $(10)		~ $200
Effective tax rate	20.0% to 21.0%			20.0% to 21.0%
Diluted EPS	$5.34 to $5.44	~ $0.13	~ $0.24	$5.71 to $5.81
Net income attributable to Zoetis	$2,450 to $2,495	$60 - $65	~ $110	$2,620 to $2,670
(a)    Operational results (a non-GAAP financial measure) excludes the impact of foreign exchange.
(b)    Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, and adjusted interest expense and other (income)/deductions-net are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(c)    We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational results to the most directly comparable U.S. GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
(d)    Primarily includes certain nonrecurring costs related to acquisitions and other charges.
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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2024	2023	Total	Foreign Exchange	Operational(b)
Revenue:
Companion Animal	$1,450	$1,225	18%	(2)%	20%
Livestock	720	758	(5)%	(4)%	(1)%
Contract Manufacturing & Human Health	20	17	18%	2%	16%
Total Revenue	$2,190	$2,000	10%	(2)%	12%

U.S.:
Companion Animal	$898	$721	25%	—%	25%
Livestock	265	284	(7)%	—%	(7)%
Total U.S. Revenue	$1,163	$1,005	16%	—%	16%

International:
Companion Animal	$552	$504	10%	(4)%	14%
Livestock	455	474	(4)%	(6)%	2%
Total International Revenue	$1,007	$978	3%	(5)%	8%

Companion Animal:
Dogs and Cats	$1,384	$1,153	20%	(2)%	22%
Horses	66	72	(8)%	(2)%	(6)%
Total Companion Animal Revenue	$1,450	$1,225	18%	(2)%	20%

Livestock:
Cattle	$391	$399	(2)%	(3)%	1%
Poultry	139	139	—%	(6)%	6%
Swine	127	142	(11)%	(4)%	(7)%
Fish	45	49	(8)%	(2)%	(6)%
Sheep and other	18	29	(38)%	(5)%	(33)%
Total Livestock Revenue	$720	$758	(5)%	(4)%	(1)%

(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational revenue results (a non-GAAP financial measure) is defined as revenue results excluding the impact of foreign exchange.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2024	2023	Total	Foreign Exchange	Operational(a)
Total International	$1,007	$978	3%	(5)%	8%
Australia	73	82	(11)%	(4)%	(7)%
Brazil	101	84	20%	7%	13%
Canada	61	50	22%	1%	21%
Chile	31	39	(21)%	(4)%	(17)%
China	76	102	(25)%	(3)%	(22)%
France	41	34	21%	1%	20%
Germany	51	45	13%	1%	12%
Italy	28	26	8%	2%	6%
Japan	37	39	(5)%	(9)%	4%
Mexico	44	39	13%	10%	3%
Spain	32	33	(3)%	1%	(4)%
United Kingdom	77	68	13%	4%	9%
Other developed markets	127	122	4%	—%	4%
Other emerging markets	228	215	6%	(25)%	31%
(a)    Operational revenue results (a non-GAAP financial measure) is defined as revenue results excluding the impact of foreign exchange.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2024	2023	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$1,163	$1,005	16%	—%	16%
Cost of Sales	217	203	7%	—%	7%
Gross Profit	946	802	18%	—%	18%
Gross Margin	81.3%	79.8%
Operating Expenses	190	188	1%	—%	1%
Other (income)/deductions-net	—	—	*	*	*
U.S. Earnings	$756	$614	23%	—%	23%

International:
Revenue	$1,007	$978	3%	(5)%	8%
Cost of Sales	313	291	8%	1%	7%
Gross Profit	694	687	1%	(7)%	8%
Gross Margin	68.9%	70.2%
Operating Expenses	159	151	5%	(3)%	8%
Other (income)/deductions-net	—	1	*	*	*
International Earnings	$535	$535	—%	(9)%	9%

Total Reportable Segments	$1,291	$1,149	12%	(4)%	16%

Other business activities(c)	(132)	(114)	16%
Reconciling Items:
Corporate(d)	(288)	(208)	38%
Purchase accounting adjustments(e)	(37)	(42)	(12)%
Acquisition-related costs(f)	—	(1)	*
Certain significant items(g)	(6)	(22)	(73)%
Other unallocated(h)	(81)	(65)	25%
Total Earnings(i)	$747	$697	7%
(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange.
(c)    Other business activities includes the research and development costs managed by our research and development organization, as well as our contract manufacturing business and human health business.
(d)     Corporate includes, among other things, certain costs associated with information technology, administration expenses, interest income and expense, certain compensation costs and other costs not charged to our operating segments.
(e)    Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(f)    Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.
(g)    Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain asset impairment charges, restructuring charges and implementation costs associated with cost-reduction/productivity initiatives that are not associated with an acquisition and the impact of divestiture-related gains and losses.
(h)    Includes overhead expenses associated with our global manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.
(i)    Defined as income before provision for taxes on income.
* Calculation not meaningful.
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